Exhibit 4.6

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is entered into and made effective as of this 12th day of January, 2014 (the “Effective Date”) by and between Prosensa Holding NV, a company incorporated under the laws of the Netherlands and with registered number 28076693, whose offices are located at J.H. Oortweg 21, 2333 CH Leiden, The Netherlands (“Prosensa”), and Glaxo Group Limited, a company incorporated under the laws of England and Wales with registered number 00305979, whose registered office is 980 Great West Road, Brentford London TW8 9GS, England (“GSK”).  Prosensa and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, on October 6, 2009, Prosensa and GSK entered into that certain Research, Development, Collaboration and License Agreement, pursuant to which GSK exclusively in-licensed the Exon 51 Program and was granted an exclusive option to exclusively in-license three (3) additional DMD collaboration programs (referred to, respectively, as the Exon 44 Program, the DMD Program 3 and the DMD Program 4), as amended on July 1st 2011, by that certain Amendment Agreement #1, wherein Prosensa extended the duration of GSK’s exclusive Option with respect to the Exon 44 Program based upon certain additional funding and payments by GSK (collectively, the “Collaboration Agreement”);

WHEREAS, pursuant to the Collaboration Agreement, the Parties jointly collaborated in the Research and Development of all of the DMD Programs to develop antisense oligonucleotides (AONs) for the treatment of DMD;

WHEREAS, as of the Effective Date, GSK has not exercised its exclusive option to exclusively in-license the Exon 44 Program, the DMD Program 3 or the DMD Program 4 under the Collaboration Agreement;

WHEREAS, both Parties believe that there is a benefit to advancing research in Duchenne Muscular Dystrophy (DMD) in the most efficient manner for the benefit of patients;

WHEREAS, the Parties also believe that, as between GSK and Prosensa, Prosensa is now in the best position to continue the Development of the DMD Programs;

WHEREAS, accordingly the Parties have decided to terminate the Collaboration Agreement and to revert all rights to all of the DMD Programs to Prosensa under the terms and conditions set forth in this Agreement, notwithstanding the provisions of the Collaboration Agreement; and

WHEREAS, GSK will continue to support Prosensa during a transfer period in order to effect a smooth transfer of DMD Program activities to Prosensa, on the terms as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties hereby now agree as follows:

AGREEMENT

I. DEFINITIONS

“Affiliate” means any Person, which directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

“Biological Materials” means human biological materials, including without limitation biosamples and patient biopsies, obtained from or utilized during the Exon 51 Clinical Trials.

“Calendar Day” means any day, including a Saturday, Sunday, Business Day or public or company holiday.

“Claims” has the meaning ascribed to that term in Section 8.1 of this Agreement.

“Collaboration Claims” has the meaning ascribed to that term in Section 2.2.1 of this Agreement.

“Collaboration Program(s)” means, individually and collectively, the Exon 51 Program, the Exon 44 Program, the DMD Program 3 and the DMD Program 4.

“Commercially Reasonable Efforts” means the following: (a) with respect to PROSENSA, such efforts that are consistent with the efforts and resources normally used by PROSENSA in the exercise of its reasonable business discretion relating to the Research, Development and commercial progression of a potential pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics as the relevant Compound or Product, which is of similar market potential at a similar stage in its development or product life as the relevant Compound or Product, taking into account issues of scientific risk, patent coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position, the regulatory structure involved and profitability (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors, including without limitation, technical, legal, scientific and/or medical factors; and (b) with respect to GSK, such efforts that are consistent with the efforts and resources normally used by GSK in the exercise of its reasonable business discretion relating to the development and commercialization of a prescription pharmaceutical product or over-the-counter product as appropriate owned by it or to which it has exclusive rights, with similar product characteristics as the relevant Compound or Product, which is of similar market potential at a similar stage in its development or product life as the relevant Compound or Product, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position, the regulatory structure involved and profitability (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors, including without limitation, technical, legal, scientific and/or medical factors provided that GSK shall not be entitled to factor in amounts that would be owed to PROSENSA relating to the relevant Product.

“Compound” means any of (i) PRO051 and PRO044, and (ii) compounds comprising an antisense oligonucleotide (“AON”) that are directed to exon skipping by a mechanism intended to directly induce single exon skipping in the dystrophin gene for the treatment of DMD for the relevant exons of the Exon 51 Program, the Exon 44 Program, the DMD Program 3, or the DMD Program 4, as applicable, and in the case of PRO051 and PRO044, all derivatives and improvements of such compounds: (a) that are existing as of the Effective Date of the Collaboration Agreement, or (b) that were Researched and/or Developed by Prosensa under a Collaboration Program or (c) that were identified, further modified, optimized or otherwise Researched or Developed by GSK under the Exon 51 Program.

“Develop” or “Development” means pre-clinical and clinical drug development activities relating to the development of Compounds, Products and/or processes and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval and reimbursement approval of a Product, and activities to develop manufacturing capabilities for Products. Development includes, but is not limited to, pre-clinical activities, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), manufacturing Compound or Product for clinical trials, quality assurance and quality control, technical support, pharmacokinetic studies, clinical studies and regulatory affairs activities.

“DMD” means Duchenne Muscular Dystrophy.

“DMD Program 3” means the program of Research and Development activities for Compounds targeted to exon 45 and to exon 53 of the human dystrophin gene that are intended to treat DMD by a mechanism of single exon-skipping intended to induce cells to specifically skip translation of exon 45 and exon 53 of the dystrophin gene.

“DMD Program 4” means the program of Research and Development activities for Compounds targeted to exon 52 and to exon 55 of the human dystrophin gene that are intended to treat DMD by a mechanism of single exon-skipping intended to induce cells to specifically skip translation of exon 52 and exon 55 of the dystrophin gene.

“Exclusively Licensed IP” means any and all Prosensa Know-How and Joint Know-How, in each case that describes the composition of matter of or is necessary for the making, use (including method of use) or sale of Compounds and any and all Prosensa Patent Rights and Joint Patent Rights, in each case that claims or covers the composition of matter of or the making, use (including method of use) or sale of Compounds.

“Exon 44 Program” means the program of Research and Development activities for Compounds targeted to exon 44 of the human dystrophin that are intended to treat DMD by a mechanism of single exon-skipping intended to induce cells to specifically skip translation of exon 44 of the dystrophin gene, including the Lead Compound “PRO044” and any other Compounds that were Researched or Developed by or on behalf of Prosensa or its Affiliate under the Collaboration Agreement.

“Exon 51 Clinical Trials” means those clinical trials using PRO051 under the treatment protocol, and under the extension study protocols DMD114349, DMD115501 and DMD114673.

“Exon 51 Data” means the data, results (including pharmacological, toxicological and clinical test data and results, and Research or Development data, reports and batch records), pre-clinical, clinical, safety, analytical and quality control data generated during the conduct of the Exon 51 Program.  As used in this definition, “clinical test data” shall be deemed to include all information related to the clinical or pre-clinical testing of a Compound or Product, including without limitation patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

“Exon 51 Program” means the program of Research and Development activities for Compounds targeted to exon 51 of the human dystrophin that are intended to treat DMD by a mechanism of single exon-skipping intended to induce cells to specifically skip translation of exon 51 of the dystrophin gene, including the Lead Compound “PRO051” and any other Compounds that were Researched or Developed by or on behalf of Prosensa or its Affiliate and GSK or its Affiliate under the Collaboration Agreement.

“Field” means any purpose including without limitation the treatment, palliation, prevention and/or diagnosis of any human or animal disease, disorder or condition.

“GSK Development Costs” has the meaning ascribed to that term in Section 6.1 of this Agreement.

“GSK IP” means GSK Know-How and GSK Patent Rights.

“GSK Know-How” means Know-How that is solely owned or otherwise controlled by GSK and/or its Affiliates as of the Effective Date of this Agreement and that was (i) utilized or incorporated into a Collaboration Program, and (ii) is necessary for the Research, Development, making, use, or sale of Compounds as intended under the Collaboration Agreement prior to the Effective Date of this Agreement.  For the avoidance of doubt, GSK Know-How does not include any GSK Proprietary Commercial Material.

“GSK Patent Rights” means all Patent Rights solely owned or otherwise Controlled by GSK as of the Effective Date of this Agreement and which claims or covers GSK Know-How.

“GSK Proprietary Commercial Material” shall mean the proprietary commercial materials developed internally by GSK or its Affiliates regarding the commercialization of, or potential for commercialization of, Compounds or Products, but specifically excluding third party market research specific to DMD or Drisapersen (solely to the extent that GSK has a right under any third party agreement regarding the use of such third party market research to provide such information to Prosensa).

“Indemnitee” has the meaning ascribed to that term in Section 8.3 in this Agreement.

“Inventory” has the meaning ascribed to that term in Section 3.2.

“Joint IP” means Joint Know-How and Joint Patent Rights.

“Joint Know-How” means Know-How that was discovered, developed, invented or created jointly by or on behalf of employees, agents and/or consultants of PROSENSA and/or its Affiliate on the one hand, and by or on behalf of employees, agents and/or consultants of GSK and/or its Affiliate on the other hand, at any time during the term of and pursuant to the Collaboration Agreement.

“Joint Patent Rights” means all Patent Rights owned jointly by PROSENSA and/or its Affiliate and GSK and/or its Affiliate at any time during the term of the Collaboration Agreement that cover or claim Joint Know-How.

“Know-How” means all (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, manufacturing process information and quality control data, results or descriptions, software and algorithms, regulatory filings, pharmaceutical data, instructions, processes, procedures, formulas, drawings, technical and non-technical data and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

“Losses” has the meaning ascribed to that term in Section 7.1 of this Agreement.

“Party” or “Parties” has the meaning ascribed to that term in the Preamble.

“Patent Rights” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, utility models, inventors certificates, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

“Person” means any individual, partnership, joint venture, limited liability company, limited liability partnership, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“PRO044” means a 2’-O-methyl-phosphoro-thioate-oligoribonucleotide with sequence 5’-UCA GCU UCU GUU AGC CAC UG-3’.

“PRO051” means a 2’-O-methyl-phosphoro-thioate-oligoribonucleotide with sequence 5’-UCA AGG AAG AUG GCA UUU CU-3’, which as of the Effective Date is referred to by GSK as “GSK2402968” and as “Drisapersen”, together with any back-up compounds in existence as of the Effective Date of this Agreement.

“Product” means any product that includes a Compound, whether or not as the sole active ingredient and in any dosage form or formulation.

“Prosensa Know-How” means Know-How that is solely owned or otherwise Controlled by Prosensa and that was either discovered, developed, invented or created solely by or on behalf of Prosensa under the Collaboration Agreement, or that was otherwise used in a Collaboration Program, and in each case, is necessary to the Research, Develop, make, use, sale, offer for sale, or import Compounds.

“Prosensa Patent Rights” means all Patent Rights solely owned or otherwise Controlled by Prosensa as of the Effective Date of this Agreement which cover or claim Prosensa Know-How.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a particular Product in the applicable jurisdiction.

“Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, including the European Commission and the MHLW, and any successor(s) thereto.

“Research” means the discovery, identification, research, characterization, modification, derivatization, optimization, and pre-clinical testing of pharmaceutical compounds.

“Territory” means worldwide.

“Transfer Period” has the meaning ascribed to that term in Section 3.1.

“Transition Team” means such individuals within GSK with the relevant expertise and experience to conduct the transfer activities on behalf of GSK as set forth in Article III of this Agreement.  A representative list of the various functional areas within GSK that may be included as necessary from time to time in the Transition Team is attached hereto as Exhibit B.

Interpretative Rules. For the purpose of this Termination Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to Articles, Sections and other subdivisions and to Schedules and Exhibits without reference to a document, are to designated Articles, Sections and other subdivisions of and to Schedules and Exhibits to this Agreement; (c) the use of the term “including” means “including but not limited to”; and (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement in whole and not  to any particular provision.

II. TERMINATION OF COLLABORATION AGREEMENT; MUTUAL RELEASE

2.1
Termination of Collaboration Agreement.  As of the Effective Date, the Collaboration Agreement, including without limitation all amendments thereto, is terminated in its entirety, including all rights and licenses granted therein and any and all obligations thereunder, including, but not limited to those incurred prior to, as of, or subsequent to the Effective Date, and no rights or obligations of the Collaboration Agreement shall survive such termination.  For the avoidance of doubt, the provisions of this Agreement supersede Article 12 of the Collaboration Agreement (including Section 12.5 of the Collaboration Agreement) and sets forth the Parties’ entire understanding and agreement as to the effect of this termination of the Collaboration Agreement.

2.2	Mutual Release.

2.2.1
No Party shall have any further obligation or shall have any right or benefit under the Collaboration Agreement, and all rights and obligations of the Parties under the Collaboration Agreement are hereby fully, finally and forever discharged.

2.2.2
Each of Prosensa and GSK, for itself, its Affiliates and its successors and assigns, does hereby irrevocably, unconditionally, fully, finally and forever waive, release, remise, acquit and discharge the other Party and its Affiliates, subsidiaries, parents, officers, directors, shareholders, agents, employees, successors and assigns from any and all manner of obligations, covenants, promises, undertakings, claims, counterclaims, rights, demands, actions, suits, causes of action, debts, costs, expenses, attorney’s fees, damages, losses and liabilities, of whatsoever character, nature and kind, whether known or unknown, contingent or non-contingent, suspected or otherwise, based in whole or in part upon, arising out of, in connection with or relating to the Compounds, Products, or the Collaboration Agreement (collectively, “Collaboration Claims”).  For the avoidance of doubt, the foregoing waiver and release shall not be deemed to apply to any claims arising under this Agreement.

2.3
Estoppel. Each of the Parties hereby covenants and agrees that it has released the other Party pursuant to Section 2.2 with regard to the Collaboration Claims, and the Parties are forever estopped from instituting any lawsuit, arbitration or administrative proceeding against any Person herein released or asserting any Collaboration Claim of any nature against any Person herein released with respect to such Collaboration Claims.

2.4
GSK’s Activities and Obligations. As soon as practical after the Effective Date, and in any event during the Transfer Period (as defined below), GSK shall use its Commercially Reasonable Efforts to transfer the regulatory filings and sponsorship for the Exon 51 Clinical Trials to Prosensa, at GSK’s expense, in accordance with the terms of Article III below.  Upon transfer of the sponsorship of the Exon 51 Clinical Trials from GSK to Prosensa, it will be the task of the Transition Team to close out those sites under the Exon 51 Clinical Trials, as and if reasonably requested by Prosensa, utilizing GSK’s operational resources already committed to such studies under the Collaboration Agreement solely for the purpose of closing out such sites under the Exon 51 Clinical Trials during the Transfer Period.  GSK shall not be required to use Commercially Reasonable Efforts to progress any Compounds or Products under the Collaboration Agreement and, subject to GSK’s obligations under this Agreement, including, without limitation, under this Section 2.4 and as related to Assignment, Transfer activities under this Agreement, GSK shall cease any and all activities with respect to all Compounds and Products.

2.5	Termination of GSK’s Option Rights. All of the Options granted to GSK under the Collaboration Agreement are hereby terminated unexecuted and shall be of no further force or effect.

2.6
Termination of Treatment Protocol DMD117402.  As of the Effective Date of this Agreement, no clinical trials have been initiated under the treatment protocol DMD117402.  The treatment protocol DMD117402 has therefore been terminated by GSK.

2.7
Accrued Payment Obligations of GSK.  This Agreement shall be without prejudice to any payment obligations owed by GSK to Prosensa accruing prior to the Effective Date. All payment obligations which have accrued are due as of the Effective Date and shall immediately become due and payable.  GSK shall pay such amounts within sixty (60) Calendar Days of receipt of an invoice from Prosensa for such amounts.  In addition, GSK shall be responsible for any Development costs or expenses incurred by Prosensa with respect to the Exon 51 and Exon 44 Programs prior to the Effective Date solely to the extent such costs or expenses (i) are non-cancellable binding contractual obligations to a Third Party, (ii) cannot be avoided or mitigated by Prosensa taking reasonable actions after the Effective Date, including cancelling any Third Party agreements, (iii) are related to ongoing studies which cannot be immediately terminated under applicable ethics rules as of the Effective Date, and (iv) with respect to the Exon 44 Program, are costs for which GSK agreed to and was expressly responsible under the terms of Amendment No. 1 to the Collaboration Agreement.  A final list of such costs for such Development activities for which GSK shall be responsible will be developed and agreed in good faith as soon as reasonably possible by the Transition Team during the Transfer Period; provided that GSK’s total financial obligations with respect to the Exon 44 Program shall be as set forth in Section 11 (a)(i) and (ii) of the Amendment No. 1 to the Collaboration Agreement (to the extent not previously paid by GSK) and Section 11 (b) of the Amendment No.1 to the Collaboration Agreement (to the extent approved in writing by GSK prior to the Effective Date of this Agreement), in each case to the extent that such Development costs or expenses are non-cancellable binding obligations to a Third Party that cannot be avoided of mitigated by Prosensa taking reasonable actions.

III. TRANSFER OF PRO051 MATERIALS , KNOW-HOW AND REGULATORY FILINGS TO PROSENSA

3.1
Transfer of Data and Know-How. Subject to Section 5.6, as soon as reasonably practical following the Effective Date, but in any event within one hundred twenty (120) Calendar Days after the Effective Date (the “Transfer Period”), GSK shall transfer to Prosensa the GSK Know-How, the Exon 51 Data, and all other pre-clinical, clinical and other data and results, pertaining to the Research and Development of the Exon 51 Program and to the additional Collaboration Programs, in each case in order to allow Prosensa to exercise the licenses granted to Prosensa under Article IV for the continued Development and commercialization of each such Collaboration Program as such Collaboration Program was intended to be Developed and commercialized under the Collaboration Agreement prior to the Effective Date of this Agreement; provided, however, that this Section 3.1 shall not be construed to require GSK to transfer any of GSK Proprietary Commercial Materials to Prosensa under this Agreement.  Notwithstanding the foregoing, GSK may retain one (1) copy of such data described in this Section 3.1. in its archival files for the purpose of ensuring legal and regulatory compliance obligations of GSK are met.

3.2
Transfer of Residual Stocks of PRO051 to Prosensa.  As soon as reasonably practical following the Effective Date, but in any event within the Transfer Period, GSK shall transfer to Prosensa or Prosensa’s designee, and GSK shall assign, and does hereby assign ownership to Prosensa of, any remaining residual stocks of Drisapersen Product or Compound (“Inventory”) in the possession of GSK, any Affiliate of GSK, or any Third Party holding such Drisapersen Product or Compound on behalf of GSK (e.g., Agilent, hospitals, etc.) on the Effective Date of this Agreement, at no additional charge to Prosensa except for GSK’s direct costs for the storage and handling of the Inventory, shipping costs, and any import or export fees and expenses incurred in connection with shipping such Inventory.  GSK shall deliver to Prosensa all quantities of Inventory in GSK’s or its Affiliates’ possession to a location designated by Prosensa using a carrier selected by and paid for by Prosensa, Ex Works (Incoterms 2010).  Prior to delivery of such Inventory, GSK and its Affiliates, as applicable, will store and handle all Inventory in the same manner and using the same degree of care in which such Inventory was stored and handled immediately prior to the Effective Date of this Agreement.  Prior to the transfer of Inventory to Prosensa, GSK and Prosensa shall enter into customary documents, including an appropriate bill of sale, if required, for the shipment of Inventory to Prosensa.  All Inventory provided hereunder shall be provided “AS IS” without warranty or representations of any kind, provided however, that all transfers of Inventory under this Agreement will include the original certificates of analysis generated for such Inventory.  Prosensa acknowledges and agrees that such certificates of analysis include relevant data regarding the Inventory at or around the date of manufacture and, therefore, may not be reflective of the current status of the Inventory when transferred (given the passage of time from manufacture).  In accordance with Section 3.3.4, GSK shall use its Commercially Reasonable Efforts to assign to Prosensa at Prosensa’s request any Third Party manufacturing and supply agreements relating to the manufacture and supply of the Drisapersen Product or Compound.  For any Inventory held in the possession of a Third Party pursuant to and in accordance with such Third Party manufacture or supply agreement, all right, title and interest in and to such Inventory shall pass to Prosensa in accordance with the terms and conditions of such Third Party manufacture or supply agreement on the date of assignment of such Third Party manufacture or supply agreement to Prosensa.

3.3	Transfer of Regulatory Filings and Clinical Trial Sponsorship to Prosensa.

3.3.1
As soon as reasonably practical following the Effective Date, but in any event within the Transfer Period, GSK shall transfer and assign ownership of and does hereby assign ownership of all regulatory filings and designations for PRO051 to Prosensa, and GSK shall send any correspondence to regulatory authorities, execute any instruments, or take any other reasonable and necessary steps as requested by Prosensa to effectuate such transfers and assignment of such regulatory filings to Prosensa.  From the Effective Date, Prosensa will be solely responsible for all interactions with the regulatory authorities with respect to the Exon 51 Program, the Exon 44 Program, the DMD 3 Program and the DMD4 Program, provided, however, that during the Transfer Period GSK shall use its Commercially Reasonable Efforts to make its Transition Team personnel available in accordance with Section 3.3.6. For clarity, the Parties agree that such actions will be taken by the Parties as necessary and as soon as possible under this Section 3.3.1 in order to allow Prosensa to lead the planned meeting with FDA scheduled on January 24th 2014.

3.3.2
As soon as reasonably practical following the Effective Date, but in any event within the Transfer Period, GSK shall transfer sponsorship of all on-going Exon 51 Clinical Trials to Prosensa and thereafter Prosensa shall be solely responsible for the conduct and oversight of all Exon 51 Clinical Trials.  For the avoidance of doubt, GSK will remain solely responsible for all costs associated with the Exon 51 Clinical Trials prior to the date of transfer of the regulatory filings and study sponsorship for the relevant Exon 51 Clinical Trial to Prosensa under Article III of this Agreement.

3.3.3
As soon as reasonably practical following the Effective Date, but in any event within the Transfer Period, or such longer period as agreed to by the Parties in writing, GSK shall complete the clinical study reports for DMD114876 and DMD114044 through the Transfer period, and will complete an interim report for data generated in clinical study DMD114349 up to September 20, 2013, and in each case will deliver such clinical study reports (or interim study report, as applicable) and related data to Prosensa by the end of such Transfer Period or within such additional period of time as mutually agreed by the Parties in writing.  In addition, GSK and Prosensa will continue to collaboratively work together to finalize the final 188-week clinical study report for clinical study DMD114673, with the goal to also complete and provide this clinical study report to Prosensa during the Transfer Period, or within such additional period of time as mutually agreed by the Parties in writing. Furthermore, during the Transfer Period GSK shall complete and deliver to Prosensa all ongoing analyses and summary reports that have been initiated as of the Effective Date of this Agreement related to the Exon 51 Clinical Trials, including integrated analyses.

3.4
Transfer and Assignment of Certain Material Agreements to Prosensa.  As soon as reasonably practical following the Effective Date, but in any event within the Transfer Period, GSK shall transfer and assign ownership of, and does hereby assign ownership of, the contracts and agreements as set forth on Exhibit A and GSK shall execute any instruments, or take any other reasonable and necessary steps as requested by Prosensa to effectuate such transfers and assignment of such contracts and agreements.  In addition, the Transition Team may identify additional agreements during the Transfer Period that the Parties agree that GSK will assign to Prosensa hereunder, in which case such agreements will be added to Exhibit A and incorporated herein by reference.  Nothing in this Agreement shall be construed as an attempt to assign any contract or agreement which is by its terms or by law non-assignable without the consent or waiver of the other party or parties thereto, unless such consent or waiver shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by GSK would, as a matter of law, pass to Prosensa as an incident of the assignments provided for by this Agreement.  In order, however, to provide Prosensa the full realization and value of every such contract and agreement described in the immediately preceding sentence, GSK agrees that during the Transfer Period, it will, at the request and under the direction of Prosensa, in the name of Prosensa or otherwise as Prosensa shall specify, use Commercially Reasonable Efforts (a) to assure that the rights of GSK under such contracts or agreement shall be preserved for the benefit of Prosensa, and (b) obtain any necessary consent or waiver of the other party as required to consummate such assignment.

3.5
Drisapersen Trade Name.  As soon as reasonably practical following the Effective Date, but in any event within the Transfer Period, GSK shall assign ownership of, and does hereby assign to Prosensa ownership of any and all goodwill GSK may have acquired in the common law trade name “Drisapersen”, including any related internet domain names, and GSK shall execute any instruments, or take any other reasonable and necessary steps as requested by Prosensa to effectuate such assignment of any goodwill that GSK has in the trade name “Drisapersen” to Prosensa.

3.6
Transition Team.  During the Transfer Period, GSK will make the Transition Team reasonably available (preferably via email, phone, videoconference or any similar remote-access system) to assure a smooth transfer of all Know-How, materials, filings and data transferred to Prosensa as set forth under this Article III.  Until the expiration of the Transfer Period, the Transition Team will consult with Prosensa as reasonably requested by Prosensa on any inquiries raised by any regulatory authorities regarding any Exon 51 Clinical Trials, including, but not limited to DMD114876, DMD114349, DMD115501 and DMD114044, and will assist Prosensa in answering any questions and understanding and implementing the Know-How, materials, filings and data transferred to Prosensa under this Article III.  During the Transfer Period, the Transition Team will provide the consultation services to Prosensa as set forth herein at no additional charge to Prosensa; provided that Prosensa will be responsible for any travel-related costs and expenses incurred by any Transition Team members if such Transition Team member is requested to travel to attend any meetings at the request of Prosensa.

3.7
Biological Materials. During the Transfer Period, the Parties will work together to transfer the Biological Materials from the Exon 51 Clinical Trials to Prosensa in a manner that complies with applicable laws, rules and regulations, including any applicable ethics guidelines, and in a manner that is compliant with the terms of the applicable informed consents of the patients from whom such Biological Materials were taken.

3.8
Cooperative Efforts.  During the Transfer Period, each Party agrees to use its Commercially Reasonable Efforts to effect a smooth and orderly transfer of assets and responsibilities regarding the Collaboration Programs from GSK to Prosensa as set forth under this Article III.  During the Transfer Period and any additional period of time as mutually agreed by the Parties in writing, the Parties will work together to establish an agreed-upon schedule of all assets and Know-How to be transferred from GSK to Prosensa under this Article III, including a timetable for the transfer of such items during the Transfer Period.  Upon the conclusion of the Transfer Period, the Parties will certify in writing that all such scheduled assets and Know-How have been transferred and assigned to Prosensa.  In the event that any such asset or Know-How is not capable of being transferred or assigned to Prosensa during such Transition Period, the Parties will meet and reasonably agree upon a timeline for such transfer or assignment or, if such item is not capable of being transferred or assigned to Prosensa, then the Parties will agree upon a reasonable mechanism to allow Prosensa to reasonably access such asset or Know-How from GSK.

3.9
No Further Obligations.  Following the end of the Transfer Period, GSK shall have no further obligations with respect to the activities set forth in this Article III, provided, however, that for a period of one (1) year following the Effective Date, Prosensa may from time to time reasonably request and GSK will consider in good faith, that GSK consult with Prosensa in relation to any regulatory interactions and questions related to regulatory filings as reasonably necessary.

IV. LICENSES

4.1
Termination of License Grants to GSK. As of the Effective Date, all of the licenses granted from Prosensa to GSK under the Exclusively Licensed IP shall terminate.  Prosensa shall have the sole and exclusive right, in its sole discretion, to Research, Develop, and commercialize all Compounds as and into Products in the Territory in the Field, either alone or with any third party or through any sublicensee, Affiliate or subcontractor.

4.2	GSK’s License Grants to Prosensa.

4.2.1
Subject to Section 5.6, GSK hereby grants to Prosensa an exclusive (even as to GSK), irrevocable, perpetual, fully paid-up, royalty-free right and license, with the right to grant sublicenses, under the Exon 51 Data for any and all uses.

4.2.2
GSK hereby grants to Prosensa a non-exclusive, irrevocable, perpetual, fully paid up and royalty-free right and license, with the right to grant sublicenses, under the GSK IP, to Research, Develop, make, have made, use, sell, offer to sell and import Compounds and Products in the Field in the Territory, for so long as Prosensa continues to do so.

4.3
Retention of Rights. Except as expressly granted in this Agreement, no other rights or licenses are granted by one Party to the other Party under this Agreement and all rights and licenses not expressly granted hereunder are expressly reserved.  For the avoidance of doubt:

4.3.1	Prosensa shall continue to own, control and shall retain all of its rights, title and interest in and to the Prosensa IP;

4.3.2
GSK shall continue to own, control and retain all of its rights, title and interest in and to the GSK IP, except to the extent that any rights or licenses are expressly assigned or otherwise granted to Prosensa under this Agreement; and

4.3.3	Inventorship and rights governing joint intellectual property shall be determined in accordance with the laws of the U.S.

V. CONFIDENTIALITY

5.1
Confidentiality; Exceptions.  Unless otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it under this Agreement or was disclosed to it under the Collaboration Agreement by the other Party (the “Disclosing Party”) or otherwise is or was received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement or the Collaboration Agreement, including but not limited to trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and Research and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof, and excluding the Exon 51 Data, the use and disclosure of which shall be governed by the terms set forth in this Agreement, (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

a)
was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

d)	was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the Disclosing Party not to disclose such information to others.

5.2
Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (i) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to commercialize Products and to grant licenses and sublicenses under the licenses granted herein); or (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting pre-clinical activities or clinical trials, marketing Products, or otherwise required by law; provided, however, that if a Receiving Party is required by law or regulation, including securities laws and regulations, to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iii) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to in writing by the Parties; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section to treat such Confidential Information as required under this Agreement.  For so long as this agreement remains in effect, the Parties agree that the Exon 51 Data transferred to Prosensa in accordance with Article III shall be deemed to be the Confidential Information of Prosensa (and Prosensa shall be deemed to be the Disclosing Party with respect to all such GSK Know-How under this Article V) and not the Confidential Information of GSK (and GSK shall be deemed to be the Receiving Party with respect to all such GSK Know-How under Article V) and shall not be subject to 5.1(a) or (d) with respect to GSK now becoming the Receiving Party.  Notwithstanding the transfer and assignment of such GSK Know-How to Prosensa, GSK may retain one copy of such Know-How with its legal counsel solely for legal archival purposes.

5.3
Press Release; Disclosure of Agreement. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any press release regarding the execution of this Agreement prior to the issuance thereof, and a Party may not unreasonably withhold consent to such releases. Except to the extent required by law or as otherwise permitted in accordance with this Article 5, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed.  The principles to be observed by Prosensa and GSK in any such permitted public disclosures with respect to this Agreement shall be: accuracy and completeness, the requirements of confidentiality under this Article 5, and the normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to Prosensa and GSK. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed in the same context, either Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirors, investors, merger partners, and professional advisors. Each Party shall be permitted to disclose the terms of this Agreement to the extent required by applicable securities laws and regulations.

5.4
Publications. As of the Effective Date, Prosensa shall have the right to publish the results of any of the Research and/or Development activities conducted by either Party under the Collaboration Agreement and agrees to make such publications as expeditiously as possible, and in any event in line with the data dissemination plan to be agreed upon by the Parties during the Transfer Period; provided, however, that for a period of three (3) years after the Effective Date, Prosensa shall reasonably include as an author(s) the appropriate GSK individuals on any such publications that include activities conducted under the Collaboration Agreement where it would be appropriate under industry accepted scientific best practices for naming of authors of scientific publications to include such GSK individual as an author, and Prosensa shall consult with, and include the comments of the GSK individuals in any such publication.  In such instances, Prosensa shall not submit a manuscript or make a publication or presentation including a member of GSK as an author without the prior written consent of GSK, not to be unreasonably withheld. GSK will, and will ensure that any named GSK authors will, promptly and reasonably respond to any requests from Prosensa to review and comment on any manuscripts naming such GSK authors and will cooperate in good faith to ensure that the submissions and publications of any such publications are not unreasonably delayed.  Notwithstanding the foregoing, GSK expressly reserves the right to retain on GSK’s clinical trial registry, without the consent of Prosensa, any summaries of results from any clinical trials conducted under the Collaboration Agreement prior to the Effective Date.

5.5
Patient Advocacy Groups. GSK and Prosensa both recognize that execution of this Agreement by the Parties will be a sensitive matter for the DMD patient advocacy groups.  Accordingly, during the Transfer Period, GSK and Prosensa agree to work together to appropriately answer questions raised by such patient advocacy groups and to ensure that such questions are referred to the correct Party for follow-up.

5.6
Disclosure of Anonymized Data to Scientific Community.  The Parties recognize and agree that significant data has been generated through the conduct of the Exon 51 Clinical Trials, and that such data is likely to be of high scientific value to scientists studying DMD, and to the DMD community generally.  During the Transfer Period, the Parties will discuss and agree upon the specific subset of the Exon 51 Data that has been deemed to have general and non-competitive scientific value (e.g. natural history data, control group data) that will be made available to members of the scientific community upon request via GSK’s standard processes in place for allowing members of the scientific community to request data from GSK’s clinical trials, under certain procedures and conditions generally applied by GSK to similar requests for data access from GSK clinical trials, including an assessment by Prosensa and GSK on a case-by-case basis of the bona fide proposed scientific use and purpose for the specific request for such data from such member of the scientific community, with Prosensa having the final decision-making authority with respect to whether such request for data will be granted to such member of such scientific community, such final consent by Prosensa not to be unreasonably withheld. GSK and Prosensa agree to use the data dissemination plan  that will be developed by the Transition Team and approved by Prosensa during the Transfer Period as a guide for identifying the specific subsets of data to be made available under this Section 5.6. In addition, GSK acknowledges and agrees, subject to Section 7.2, that following the Effective Date of this Agreement, Prosensa may elect to publish the Exon 51 Data, without the prior written consent of GSK.

5.7
Limitation on the Term of this Article V. Except for the provisions of this Agreement, the disclosure of which shall remain subject to the restrictions set forth in this Article V in perpetuity, this Article V and the restrictions on disclosure of Confidential Information set forth herein shall remain in full force and effect for a period of five (5) years from the Effective Date.

VI. REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

6.1.1
such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

6.1.2	such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

6.1.3	this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

6.1.4
the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

6.1.5
no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements.

6.2	Representations and Warranties of GSK. GSK hereby represents and warrants to Prosensa, as of the Effective Date, to the best of GSK’s knowledge after due inquiry, that:

6.2.1	there are no GSK Patent Rights;

6.2.2	except for the Exon 51 Clinical Trials, there are no clinical trials that have been or are being conducted with respect to PRO051.

6.3
Disclaimer.  Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under the Collaboration Agreement, (b) the safety or usefulness for any purpose of the technology or materials, including any Compounds, it provides under this Agreement; and/or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

VII. INDEMNIFICATION; INSURANCE

7.1
Indemnification by GSK. Subject to Section 7.2.2 and Section 7.4 below, GSK shall indemnify, defend and hold harmless Prosensa and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including, but not limited to, the reasonable fees of attorneys (collectively, “Losses”), arising out of or resulting from any and all third party suits, claims, actions, proceedings or demands (“Claims”) based upon:

7.1.1
the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliates and/or sublicensees and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under the Collaboration Agreement prior to the Effective Date of this Agreement, or at any time under this Agreement;

7.1.2	the breach of any representation or warranty made by GSK under this Agreement, and

7.1.3
the Research and/or Development that was actually conducted by and/or on behalf of GSK under the Collaboration Agreement (excluding any Development carried out by and/or on behalf of Prosensa thereunder), the handling and storage by and/or on behalf of GSK of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of GSK, and the manufacture by GSK, its Affiliate or sublicensee of any Compound or Product, in each case prior to the Effective Date of this Agreement

7.1.4
except, with respect to each part of Sections 7.1.1,  7.1.2, and 7.1.3 above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of Prosensa and/or its Affiliates and/or sublicensees, or their respective directors, officers, employees or agents under the Collaboration Agreement or under this Agreement.

7.2
Indemnification by Prosensa. Prosensa shall indemnify, defend and hold harmless GSK and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all third party Claims based upon:

7.2.1
the negligence, recklessness or wrongful intentional acts or omissions of Prosensa and/or its Affiliates and/or its sublicensees and/or its or their respective directors, officers, employees and agents, in connection with Prosensa’s performance of its obligations or exercise of its rights under the Collaboration Agreement prior to the Effective Date of this Agreement, or at any time under this Agreement;

7.2.2
the Research and/or Development actually conducted by or on behalf of Prosensa (excluding any Research and Development carried out by or on behalf of GSK or its Affiliate, sublicensee or subcontractor thereunder), the handling and storage by and/or on behalf of Prosensa of any chemical agents or other compounds for the purpose of conducting Research and/or Development by or on behalf of Prosensa, and the manufacture by Prosensa, its Affiliate or sublicensee of any Compound or Product under the Collaboration Agreement as of the Effective Date of this Agreement; or the manufacture, marketing, commercialization and sale by Prosensa, its Affiliates or sublicensees of any Compound or Product pursuant to this Agreement;

7.2.3
the Research, Development, storage, use, manufacture, commercialization, marketing, or sales of any Compound or Product by Prosensa, its Affiliates, sublicensees or subcontractors, whether such claims arise in tort or under contract law, and including without limitation, any product liability Claims and arise as a result of Prosensa’s use of Compound or Product by Prosensa in a clinical trial, or Prosensa’s commercialization of Compound or Product; and

7.2.4	the breach of any representations and warranties of Prosensa under this Agreement;

7.2.5
except, in each case of Sections 7.2.1, 7.2.2 and 7.2.4 above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliate and/or sublicensees, or their respective directors, officers, employees and agents under the Collaboration Agreement prior to the Effective Date of this Agreement.

7.3
Procedure.  In the event that any person (an “Indemnitee”) entitled to indemnification under Section 7.1 or Section 7.2 is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, taking into consideration in good faith any reasonable concerns or objections raised by the Indemnitee; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the claim, and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s).

7.4
Settlement. A settlement or consent judgment or other voluntary final disposition of a suit under this Article VII may not be entered into without the prior written consent of the Party not bringing the suit, such consent not to be unreasonably withheld or delayed; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any relevant patent rights, and provided further, that any rights granted under the relevant patent rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the granting Party otherwise has the right to grant, and provided further, that any settlement, consent judgment or other disposition shall not include the grant of any license, covenant or other rights to any third party that would limit or interfere with or reduce the scope of the subject matter included under the exclusive licenses granted under Article IV herein, and further provided that such settlement is limited to a financial payment, does not include any admission of fault or liability, and does not impose any obligation on, or otherwise adversely affect the other Party in any manner.

7.5	Insurance.

7.5.1
Prosensa’s Insurance Obligations.  Prosensa shall maintain, at its cost, with effect from the Effective Date and for so long as Prosensa has any obligations to GSK under this Agreement, adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices in the biotechnology industry for the activities to be conducted by it as contemplated under this Agreement.

7.5.2
GSK’s Insurance Obligations.  GSK hereby represents and warrants to Prosensa that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large pharmaceutical companies in the pharmaceutical industry for the activities for which GSK is responsible under this Agreement. GSK shall furnish to Prosensa evidence of such self-insurance upon written request.

7.6
LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 5 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 7 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PROSENSA NOR GSK, NOR ANY OF THEIR AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

VIII. MISCELLANEOUS

8.1	Arbitration.

8.1.1
If any controversy, claim or dispute arises under this Agreement, the Parties shall negotiate in good faith to resolve such dispute.  If the Parties are unable to resolve the dispute to their mutual satisfaction within sixty (60) days after any Party gives written notice to such effect to the other Party, then any Party may submit the dispute to arbitration for final settlement, which arbitration shall be conducted in accordance with the procedures set out in this Section.

8.1.2
Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the London Court of International Arbitration, by three (3) arbitrators to be selected in accordance with such rules of that body, provided, that each Party shall choose one arbitrator and the two chosen arbitrators shall choose the third arbitrator. The arbitrators shall be qualified by education, experience and training to decide the issues to be arbitrated.

8.1.3	Any such arbitration shall be conducted in English in London, England. The decision of the arbitrators shall be final, binding and conclusive upon the Parties.

8.1.4
The arbitrators shall have the authority to grant any interim award and to order any interim or permanent relief as they may deem necessary or advisable under the circumstances, including, but not limited to, a grant of injunctive relief or an order of specific performance.

8.1.5
The Parties shall bear equally the costs and expenses of arbitration, and each such Party shall bear the costs and expenses of its own counsel, technical advisors and expert witnesses, unless the decision of the arbitrators shall otherwise direct.

8.1.6
Any arbitration award or any interim relief or award rendered in accordance with this Section shall be satisfied promptly and without the need for the prevailing Party to seek enforcement, which may be sought in any court having competent jurisdiction.  In the event resort to enforcement proceedings are required for any interim or final award or decision, the Party which has not complied with the arbitral award or decision, whether interim or final, shall be responsible for both Parties’ reasonable attorneys’ fees and all direct costs in the enforcement proceeding.

8.2
Governing Law.  This Agreement and any dispute arising from the performance or breach hereof including non-contractual obligations shall be governed by and construed and enforced in accordance with the laws of England without reference to conflicts of laws principles.

8.3
Assignment. Either Party may assign this Agreement to any Affiliate of such Party without the consent of the other Party; provided, that such Party provides the other Party with written notice of such assignment and remains fully liable for the performance of such Party’s obligations hereunder by such Affiliate. Further, each Party may assign this Agreement without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which one or more Programs of this Agreement relates; provided, that such Party provides the other Party with written notice of such assignment. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment of this Agreement in violation of this Section shall be null and void.  Notwithstanding the foregoing, nothing herein shall be construed as limiting Prosensa’s right to further assign or transfer any assets assigned or transferred from GSK to Prosensa hereunder.

8.4
Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; acts of terrorism, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event PROSENSA or GSK, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time PROSENSA and GSK shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

8.5
Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to PROSENSA, addressed to:
Attention: Chief Business Officer
Prosensa Holding NV
J.H. Oortweg 21
2333 CH Leiden
The Netherlands
Fax: +31 71 3322088

Attention: Chief Executive Officer
Prosensa Holding NV
J.H. Oortweg 212333 CH Leiden
The Netherlands
Fax: +31 71 3322088

If to GSK, addressed to:	Attention: Worldwide Business Development
GlaxoSmithKline
709 Swedeland Road
P.O. Box 1539, MCULO2318
King of Prussia
PA 19406-0939
USA Fax: +1 610 270 6299

with a copy to:	Attention: Vice President and Associate General Counsel,
R&D Legal Operations
GlaxoSmithKline
2301 Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406
Fax: +1 610 787 7084

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

8.6
Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

8.7
Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

8.8
Entire Agreement. This Agreement, together with the Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

8.9
Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

8.10
Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

8.11
Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or sublicensees shall be maintained in accordance with International Financial Reporting Standards (IFRS) in the case of PROSENSA, and shall be maintained in accordance with IFRS in the case of GSK, consistently applied, except that the same need not be audited.

8.12
Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

8.13
Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

8.14
Contracts (Rights of Third Parties) Act 1999. A person (other than an Affiliate) who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third Party which exists or is available apart from that Act.

8.15
Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

8.16
Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Termination Agreement to be executed by their duly authorized representatives as of the Effective Date.

PROSENSA Holding NV

By:	/s/ Hans G.C.P. Schikan
Name:	Hans G.C.P. Schikan
Title:	Chief Executive Officer

Glaxo Group Limited

By:	/s/ Paul Williamson
Name:	Paul Williamson
Title:	Authorized Signatory
For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director

EXHIBIT A

Assigned Agreements

1.
ACTIVEA EVALUATION AGREEMENT, by and between Agilent Technologies, Inc., located at 5555 Airport Road, Ste. #100, Boulder, CO, 80301 USA and GlaxoSmithKline Research and Development Limited, located at 980 Great West Road, Brentford London TW8 9GS.

•	Requires consent to assign, which has not been obtained as of the Effective Date of this Agreement.

2.
CHEMISTRY SERVICES AGREEMENT, by and between Agilent Technologies, Inc., located at 5555 Airport Road, Ste. #100, Boulder, CO, 80301 USA and GlaxoSmithKline Research and Development Limited, located at 980 Great West Road, Brentford London TW8 9GS.

Exhibit B

Representative Transition Team Roles

Clinical

Clinical Operations

Clinical Safety

Statistics and Data Management

Regulatory

Bioassays and Biomarkers Expertise

Intellectual Property

Quality Assurance

Commercial (To extent transferred under this Agreement)